Exhibit 10.28

SUMMARY OF CHANGES TO CHIEF EXECUTIVE OFFICER’S COMPENSATION

Establishment of Additional Milestones pursuant to Employment Agreement with Mr. Norman J. Barta

Norman J. Barta serves as the president and chief executive officer of Nephros, Inc. (the "Company") under a written employment agreement. This agreement, as amended to date, has a term that expires on June 30, 2007. This agreement provides Mr. Barta with an annual base salary, since July 31, 2004, of $285,000. Under this agreement, the Company has agreed to pay Mr. Barta a bonus equal to 10% of his salary at the time each of six milestones is achieved. To date, three milestones have been achieved. The agreement provides that after July 2004, additional realistic milestones will be set for each year, with the total potential payment for these additional milestones, if achieved, each year equaling at least 20% of Mr. Barta's annual base salary as of the date the milestones are set. Pursuant to such agreement, the Company's Compensation Committee has established the following milestones for the year ending June 30, 2006. Mr. Barta may earn a cash bonus of up to $28,500 (plus up to $14,240, payable in common stock of the Company) upon achieving certain sales and EBITDA targets. In addition, Mr. Barta may earn a cash bonus of up to $28,500 for successful achievement, as determined by the Board, of the following goals, in part or in full: acquisition/licensing of mid-dilution filter, H2H or similar; development of water filtration business; development of other products; new intellectual property filings; sales leadership improvements; and completion of UK clinical trials.